Exhibit 99.1

ROGER HOCHSCHILD TO SUCCEED DAVID NELMS AS DISCOVER CHIEF EXECUTIVE OFFICER EFFECTIVE OCTOBER 1, 2018

Hochschild Elected to the DFS Board;

Nelms to Continue as Executive Chairman until His Retirement in Early 2019

Riverwoods, IL, August 3, 2018 – Discover Financial Services (NYSE:DFS) announced today that Roger Hochschild, currently President and Chief Operating Officer, will succeed David Nelms as Chief Executive Officer on October 1, 2018, and will retain his role as President. Hochschild has been elected to the company’s Board of Directors. Nelms, currently Chairman and CEO, notified the Board of his intention to retire from Discover in early 2019. Following the CEO succession, Nelms will continue as Executive Chairman until his retirement.

“Roger’s deep experience and proven results make him well suited to lead Discover to new heights of success,” Nelms said. “He has been integral to Discover’s growth and to our achievement of an average 19% ROE over the past 20 years and has remained steadfast in his commitment to customers. Given the foundation we have established and the tremendous opportunities in direct banking and payments, Discover will continue to be very successful under Roger’s leadership.”

“The Board and I are confident that Roger is the right choice to lead the company into its next period of growth,” said Lawrence Weinbach, Discover’s Lead Independent Director. “His deep industry experience as well as his strong business and customer insights will help Discover continue to achieve industry-leading results. David and Roger both joined the company in 1998 and together they have led Discover to deliver exceptional customer experience, financial returns and shareholder value.”

“On behalf of the Board and Discover shareholders, I’d like to thank David for his outstanding leadership and many contributions to the company’s success over the past 20 years,” said Weinbach. “David led Discover through a spin-off to become a public company in 2007, provided unwavering leadership through the U.S. financial crisis and helped to create tremendous shareholder value. Beyond results, David has demonstrated a deep commitment to employees and to the community that have made lasting impacts on both.”

“I am honored to be named the next CEO of Discover, and I am grateful to David for his leadership and for fostering a culture that has contributed to our success and will guide us into the future,” said Hochschild. “Our Board, our experienced leadership team and Discover’s more than 16,000 employees will remain focused on delivering a superior customer experience and financial performance that create value for customers and shareholders.”

Prior to joining Discover, Hochschild worked for the consulting firm Booz Allen and served in various leadership positions at MBNA America. He received his undergraduate degree from Georgetown University and his MBA from The Amos Tuck School at Dartmouth College. He serves on the Board of Directors for Principal Financial Group as well as on Tuck’s Board of Advisors, and is a member of the Board of Metropolitan Family Services.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 190 countries and territories. For more information, visit www.discover.com/company.

Contacts

Investors:

Craig Streem, 224-405-5923

craigstreem@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com